UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2021
LOWE’S COMPANIES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	1-7898	56-0578072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Lowes Blvd., Mooresville, NC	28117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(704) 758-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.50 per share	LOW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01    Entry into a Material Definitive Agreement.

On April 22, 2021, Lowe’s Companies, Inc. (the “Company”) entered into a $1 billion unsecured 364-day term loan facility (the “Term Loan”) with Wells Fargo Bank, National Association (the “Lender”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Term Loan.

The Company may request up to three (3) draws (each, an “Advance”) under the Term Loan in U.S. Dollars. Each Advance shall be in a principal amount of at least $100,000,000 or a whole multiple of $100,000,000 in excess thereof. The Company must repay the aggregate principal amount of loans outstanding under the Term Loan on the Maturity Date in effect at such time (currently April 21, 2022).

Borrowings under the Term Loan will bear interest, at the Company’s option, calculated according to a Base Rate or a Eurodollar Rate, as the case may be, plus an Applicable Rate. The Applicable Rate on a Base Rate Loan is 0.00%, and the Applicable Rate on a Eurodollar Rate Loan is 0.70%.

In addition, in the event that the funding of the full principal amount of the Term Loan does not occur on or before May 15, 2021 (such date, the “Target Date”), the Company shall pay to the Lender an upfront fee in an amount equal to 0.02% of the aggregate principal amount of each Advance occurring after the Target Date.

The Term Loan contains customary representations, warranties and covenants for a transaction of this type, including a financial covenant concerning the ratio of Consolidated Adjusted Funded Debt to Consolidated EBITDAR, as set forth in the Credit Agreement dated as of March 23, 2020, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent, and incorporated by reference to the Term Loan. The Term Loan requires the Company to maintain at the end of each fiscal quarter a Consolidated Adjusted Funded Debt to Consolidated EBITDAR ratio that does not exceed 4.00 to 1.00.

The Term Loan also contains customary events of default, including a cross-default provision and a change of control provision. In the event of a default, the administrative agent shall, at the request of, or may, with the consent of, the required lenders, declare the obligations under the Term Loan immediately due and payable and the commitments of the lenders may be terminated. For certain events of default relating to insolvency and receivership, the commitments of the lenders are automatically terminated, and all outstanding obligations become due and payable.

The foregoing description of the Term Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Certain lender parties to the Term Loan and certain of their respective affiliates have performed in the past and may from time to time perform in the future, banking, investment banking and other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item and included in Item 1.01 is incorporated by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	364-day term loan facility, dated as of April 22, 2021, by and between Lowe’s Companies, Inc. and Wells Fargo Bank, National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2021	LOWE’S COMPANIES, INC.

	By:	/s/ Dan C. Griggs, Jr.
	Name:	Dan C. Griggs, Jr.
	Title:	Senior Vice President, Tax and Chief Accounting Officer